Exhibits 5.2 and 23.5

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Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4000 tel 212 701 5800 fax

August 13, 2020

FedEx Corporation
942 South Shady Grove Road
Memphis, Tennessee 38120

Ladies and Gentlemen:

We have acted as special New York counsel to FedEx Corporation, a Delaware corporation (the “Company”) and Federal Express Corporation, a Delaware Corporation (“Express”) in connection with the Registration Statement on Form S-3 filed on July 29, 2020 (File No. 333-240157) (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and in connection with the issuance and sale by Express today of $970,000,000 face amount of FedEx Pass Through Certificates, Series 2020-1AA (the “Pass Through Certificates) pursuant to the Underwriting Agreement, dated July 30, 2020 (the “Underwriting Agreement”), among the Company, Express and Citigroup Global Markets, Inc., Deutsche Bank Securities Inc., and Morgan Stanley & Co. LLC, as representatives of the several underwriters named in Schedule I to the Underwriting Agreement. The Certificates have been issued under the Pass Through Trust Agreement, dated as of August 13, 2020 between Express and Wilmington Trust Company, as pass through trustee for the trust relating to the Pass Through Certificates (the “Trustee”), as supplemented by the Trust Supplement No. 2020-1AA, dated as of August 13, 2020 (the “Trust Supplement”), between Express and the Trustee (the “Basic Agreement”, and, together with the Trust Supplement, the “Trust Agreements”). The Pass Through Certificates relate to certain equipment notes (the “Equipment Notes”) issued by Express (the “Equipment Notes”) pursuant to 19 separate Participation Agreements, each dated as of August 13, 2020 (the “Participation Agreements”). The payment obligations of Express in respect of the Equipment Notes are fully and unconditionally agreed by the Company (the “PTC Guarantee”).

As used herein, the term “Prospectus” means the base prospectus, dated July 29, 2020, included in the Registration Statement, as supplemented by, and together with, the final prospectus supplement, dated July 30, 2020, relating to the Pass Through Certificates, in the form filed with the Commission pursuant to Rule 424(b) under the Act, including the documents incorporated by reference therein.

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

FedEx Corporation	2	August 13, 2020

In rendering the opinions expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all documents filed as exhibits to the Registration Statement that have not been executed will conform to the forms thereof, (iv) all signatures on all documents that we reviewed are genuine, (v) all natural persons executing documents had and have the legal capacity to do so, (vi) all statements in certificates of public officials and officers of the Company, the Trustee and Express that we reviewed were and are accurate and (vii) all representations made by the Company, the Trustee and Express as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion:

1.	With respect to the Pass Through Certificates being issued today, assuming the execution, authentication, issuance and delivery of the Pass Through Certificates by the Pass Through Trustee have been duly authorized by all necessary corporate action of Express and the Pass Through Trustee, the Pass Through Trust Agreement and the Trust Supplement establishing the terms of the Pass Through Certificates and forming the related trust have been duly authorized, executed and delivered by Express and the Pass Through Trustee in accordance with the terms and conditions of the Pass Through Trust Agreement, and the Pass Through Certificates have been duly executed, authenticated, issued and delivered by the Pass Through Trustee and issued, sold, and paid for as contemplated by each of the Registration Statement and the Trust Agreements, the Pass Through Certificates will constitute the valid and binding obligations of the Pass Through Trustee, enforceable against the Pass Through Trustee in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability.

2.	With respect to the PTC Guarantee, assuming the execution and delivery of the PTC Guarantee has been duly authorized by all necessary corporate action of the Company and the PTC Guarantee has been duly executed and delivered by the Company and issued by the Company as contemplated by the Registration Statement, the Pass Through Trust Agreement and the related trust supplement, the PTC Guarantee will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability.

3.	Subject to the assumptions, qualifications and limitations set forth in the Prospectus under the caption “Material U.S. Federal Income Tax Consequences”, the statements set forth under such caption in the Prospectus, insofar as statements purport to describe provisions of United States federal income tax law or legal conclusions with respect thereto, in our opinion fairly and accurately summarize the matters referred to therein in all material respects.

In connection with the opinions expressed above, we have assumed that, at or prior to the time of the delivery of the Pass Through Certificates, the Pass Through Trust Agreement, the Trust Supplement and the Pass Through Trust Certificates are each valid, binding and enforceable agreements of each party thereto (other than as expressly covered above in respect of the Company, the Pass Through Trustee and Express).

FedEx Corporation	3	August 13, 2020

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware, except that we express no opinion as to any law, rule or regulation that is applicable to the Company, Express or the Pass Through Trustee, the Pass Through Certificates, the Trust Agreements or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to the Pass Through Certificates, the Trust Agreements or any of its affiliates due to the specific assets or business of such party or such affiliate. In particular, we express no opinion as to any matters involving aviation law, including (i) the Transportation Code or any other laws, governmental rules or regulations specific to any aircraft, (ii) the Cape Town Convention together with the “regulations” as defined in the Cape Town Convention and the “International Registry Procedures” as defined in such regulations and all other rules, amendments, supplements and revisions to the foregoing in this clause (ii) (collectively, “Cape Town”), all as in effect on the date hereof in the United States, including without limitation any filings or registrations that may be required under Cape Town, (iii) any federal laws of the United States implementing Cape Town or any requirements thereof.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission on the date hereof. In addition, we further consent to the reference to our name under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP